EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SemGroup Corporation on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of SemGroup Corporation on Forms S-3 (File No. 333-210044 and File No. 333-220946), on Forms S-8 (File No. 333-170968, File No. 333-189905 and File No. 333-214561) and on Forms S-4 (File No. 333-222464 and File No. 333-2224173).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
February 28, 2019